                                                                   Exhibit 10.7

                         MIDLAND CREDIT MANAGEMENT, INC.
                              500 WEST FIRST STREET
                            HUTCHINSON, KANSAS 67504





                                                              June 9, 1999



Mr. R. Brooks Sherman
324 Nassau St. SE
Cedar Rapids, IA  52403


Dear Mr. Sherman:

                  It is with great pleasure that we hereby confirm your employment as Executive Vice President and Chief Financial Officer of Midland Credit Management, Inc. (the "Company"), on the terms and conditions set forth in this letter and in the attached term sheet (the "Term Sheet"). During the term of your employment with the Company you shall also serve as Executive Vice President and Chief Financial Officer of Midland Corporation of Kansas, the parent company of Midland Credit Management, Inc. ("MCK"), MCM Capital Group Inc. ("MCMC") and Midland Financial Services, Inc., wholly owned subsidiaries of MCK, and of any successor to the Company.

                  This letter agreement, which includes the Annexes hereto, contains the entire agreement between the parties with respect to the matters covered herein and supersedes all prior agreements, written or oral, with respect thereto. This letter agreement may only be amended, superseded, canceled, extended or renewed and the terms hereof waived, only by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

                  You will report to the Chief Executive Officer and the Board of Directors of the Company (the "Board") and your duties will be performed primarily at the Company's offices in Phoenix, Arizona. You acknowledge that the Company's principal executive offices are currently located in Hutchinson, Kansas and that you will need to spend time at such offices on a regular basis. The Company shall furnish sufficient facilities, services, staffing and assistance to enable you to perform your duties hereunder. The term of your employment shall continue through the first anniversary of the date hereof, provided that such term shall be automatically extended for successive one year periods unless either you or the Company gives written notice to the other, at least ninety (90) calendar days before such extension is to take effect, that they do not wish the term to be extended. This Agreement may be terminated prior to the expiration of the original term, or any extension thereof: (i) in the event that you shall die; (ii) in the event that you shall become Disabled (for purposes of this clause (ii), "Disabled" shall mean that you shall have failed, due to illness or other physical or mental incapacity, to render services of the character contemplated by this Agreement for an aggregate of more than ninety
(90) calendar days during any twelve (12) month period); (iii) for Cause (as hereafter defined); or (iv) in the event that you give written notice to the Company of your resignation.

                  For purposes of this letter agreement "Cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or condition (financial or otherwise) of the Company or any of its subsidiaries or affiliates; (ii) willful material misrepresentation at any time by you to the Chief Executive Officer, the Board, or any of MCM Holding Company LLC, C.P. International Investments Limited or their affiliates (collectively, the "Principal Stockholders"); (iii) willful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful instruction of the Board; (iv) engagement by you in any conduct or the commission by you of any act which is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of any of the Principal Stockholders, MCK or the Company;
(v) indictment for any felony involving fraud or moral turpitude, or conviction of any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure to substantially comply with any written rules, regulations, policies or procedures of the Company furnished to you which, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its subsidiaries or affiliates; or (vii) any willful failure to comply with the Company's, or any of its subsidiaries' or affiliates' policies regarding insider trading; provided, however, that in the case of clause (vi) of the definition of "Cause" set forth in this paragraph, if your failure or refusal referred to therein is curable by you, then "Cause" shall not be deemed to exist unless you fail or refuse to so cure within three (3) business days of your receipt from the Company of a request for such cure and such request to cure is the first such request delivered under this paragraph. A decision by the Company to deliver the notice referred to in the third sentence of the third paragraph of this letter agreement shall not constitute "Cause".

                  In the event of termination of your employment by the Company
(i) for reasons other than those set forth in clauses (i) - (iv) of the third paragraph of this letter agreement, or (ii) as a result of a decision by the Company to deliver the notice referred to in the fourth sentence of the third paragraph of this letter agreement, the Company shall pay to you a sum equal to your annual base rate of salary in effect as of the effective date of such termination, payable in semi-monthly installments commencing with the month after such termination until the eighteen (18) month anniversary of such termination. In addition, in such event, you will be entitled, (i) to receive a pro rata portion of your annual bonus for the portion of the calendar year that you worked for the Company prior to such termination of employment, and (ii) if you are currently enrolled in the Company's health and medical plans, you and your family members may continue this coverage under the provisions of "COBRA", the cost of such coverage to be allocated between you and the Company in a manner consistent with the allocation of health and medical coverage costs applicable to other active Company executive officers. The parties agree that you shall not be obligated to mitigate damages by seeking other employment and any earnings from subsequent employment shall not reduce the amounts payable by the Company under this paragraph and the following paragraph; provided, however, that in consideration of the monies to be paid and the benefits to be provided to you, you agree to execute and deliver to the Company on or before any payment by the Company a release substantially in the form of Annex B hereto, failing which, except to the extent required by law, the Company shall be relieved of all of its obligations hereunder. Upon any termination of your employment with the Company, you will return to the Company, all Company/or its subsidiary-owned property, such as credit cards, computers, faxes, pagers, cellular phones, files, etc.

         You shall have the absolute right to resign as an officer and employee of the Company within twelve (12) months following a Change in Control (as hereinafter defined) if a Triggering Event (as hereinafter defined) occurs during the term of your employment hereunder and to receive, commencing on the date of such termination, the same payments and other benefits to which you would have been entitled had the Company terminated your employment without Cause. For purposes of this letter agreement, "Triggering Event" shall mean: (i) a material alteration of your duties, authority, title or compensation following a Change in Control or (ii) without your consent, relocation to a work situs not in Phoenix, Arizona following a Change in Control. For the purposes of this letter agreement, the term "Change in Control" shall mean: (i) the acquisition by any person of fifty percent (50%) or more of the combined voting power of the Company (or any direct or indirect parent corporation) or MCK's outstanding securities entitled to vote generally in the election of directors; (ii) a majority of the Directors of the Company (or any direct or indirect parent corporation) or MCK, being individuals who are not nominated by the Board of Directors of the Company (or any direct or indirect parent corporation) or MCK, as the case may be; or (iii) Nelson Peltz, Peter May, Triarc Companies, Inc. or any person affiliated with such persons own in the aggregate less than 5% of the combined voting power of the Company (or any direct or indirect parent corporation). Notwithstanding clauses (i) and (ii) of the foregoing sentence,
(i) the acquisition of any portion of the combined voting power of the Company (or any direct or indirect parent corporation) or MCK by Nelson Peltz, Peter May, Triarc Companies, Inc., Kerry Packer, Consolidated Press Holdings Limited or by any person affiliated with such persons, (ii) the distribution by means of a dividend or otherwise, of voting securities of the Company, any direct or indirect parent corporation or MCK or (iii) any sale of securities by the Company, any direct or indirect parent corporation or MCK, pursuant to a public offering, as the case may be, shall in no event constitute a Change in Control.

                  You acknowledge that as an executive officer of the Company you will be involved, at the highest level, in the development, implementation, and management of the Company's and its subsidiaries' businesses, strategies and plans, including those which involve the Company's and its subsidiaries' finances, marketing operations, industrial relations, operations and acquisitions. By virtue of your unique and sensitive position, your employment by a competitor of the Company or its subsidiaries represents a serious competitive danger to the Company and its subsidiaries and the use of your talent, knowledge, and information about the Company's and its subsidiaries' businesses, strategies, and plans can and would constitute a valuable competitive advantage over the Company and its subsidiaries. In view of the foregoing, you covenant and agree that, for a period of twelve (12) months following the termination of your employment with the Company or the expiration of the then current term of this letter agreement, as the case may be, you will not engage or be engaged in any capacity, directly or indirectly, including, but not limited to, as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor owning less than one percent (1%) interest in a publicly held company) in any business or entity that is engaged in the business of purchasing defaulted or charged-off retail installment contracts, retail revolving contracts or other promissory notes (and related security agreements) or other unsecured loan accounts in the auto deficiency, consumer loan, credit card and student product lines, and managing, restructuring, reselling and/or liquidating such accounts for itself as the owner of such accounts.

                  You agree to treat as confidential and not to disclose to anyone other than the Company, its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and for a period of eighteen (18) months thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use of the benefit of anyone other than the Company, its subsidiaries and affiliated companies, any information of a confidential nature relating in any way to the business of the Company, its subsidiaries or any of the Principal Stockholders or any of their respective affiliates, members, shareholders, officers, employees or directors, or any other Person having a direct business relationship with the Company or its subsidiaries, unless (i) you are required to disclose such information by requirements of law, (ii) such information is in the public domain through no fault of yours, or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality. You further agree, that in consideration of this letter agreement, that you will (i) refrain from engaging in any conduct or making any statement, written or oral, which is detrimental to the Company, its subsidiaries or any of the Principal Stockholders or any of their respective affiliates, members, shareholders, officers, employees or directors.

                  You agree that in addition to any other remedy provided at law or in equity, (a) the Company shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provisions of the preceding two paragraphs, (b) you will indemnify and hold each of the Company, its subsidiaries and either of the Principal Stockholders harmless from and against any and all damages or loss incurred by either of the Principal Stockholders, the Company or any of their affiliates (including reasonable attorneys' fees and expenses) as a result of any willful or reckless violation of such provisions; provided, however, that you shall not in connection with any one action or separate but substantially similar action arising out of the same allegation, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties hereunder, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively pursue such claim, or to the extent that any conflict or potential conflict exists among the indemnified parties that would make separate representation advisable) as a direct result of any willful or reckless violation of such provisions; and (c) the Company's remaining obligations under this letter agreement, if any, shall cease (other than payment of your base salary through the date of such violation and any earned but unpaid vacation or except as may be required by law) as a result of any willful or reckless violation of such provisions.

                  The provisions of the seventh, eighth and ninth paragraphs of this letter agreement shall specifically survive any termination of this letter agreement.

                  You agree that the Company may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation. You further agree that if the Internal Revenue Service or other taxing authority asserts a liability against the Company for failure to withhold taxes on any payment hereunder, you will pay to the Company the amount determined by such taxing authority that had not been withheld, together with any interest imposed by such taxing authority on such amount, within ninety (90) days of notice to you of such determination.

                  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, return receipt requested. Any such notice shall be deemed given when so delivered personally, or, if mailed, on the date of receipt, (i) if to the Company, to the attention of the Chief Executive Officer at the address first written above, and (ii) if to you, at the address first written above.

                  This letter agreement and your rights and obligations hereunder may not be assigned by you. The Company may assign this letter agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

                  This letter agreement shall be governed by the laws of the State of Arizona applicable to agreements made and to be performed entirely within such State.

                  If you agree with the terms outlined above and in the Term Sheet, please date and sign the copy of this letter enclosed for that purpose and return it to me.


                                            Sincerely,

                         MIDLAND CREDIT MANAGEMENT, INC.



                                            By:  /s/ Eric D. Kogan
                                                 Name:  Eric D. Kogan
                                                 Title: Chairman of the Board

Agreed and Accepted this 9th day of June, 1999:


/s/ R. Brooks Sherman
R. Brooks Sherman

                                                                         ANNEX A

                                R. BROOKS SHERMAN
                          EXECUTIVE VICE PRESIDENT AND
                             CHIEF FINANCIAL OFFICER
                                       OF
                        MIDLAND CREDIT MANAGEMENT, INC.,
                          MIDLAND CORPORATION OF KANSAS
                             MCM CAPITAL GROUP, INC.
                        MIDLAND FINANCIAL SERVICES, INC.


                              EMPLOYMENT TERM SHEET

    PROVISION                                   TERM                                     COMMENTS


CONTRACT TERM                    One year, subject to renewal.                      Automatic one year extensions
                                                                                    unless the Company or executive
                                                                                    gives 90 days' notice of
                                                                                    non-renewal.


BASE SALARY AND STARTING BONUS   $125,000/year, to be paid on a regular basis by    Subject to increase, but not
                                 Midland in accordance with Midland's payroll       decrease, during the original
                                 procedures and policies.                           term and any extension in an
                                                                                    amount determined by the Board,
                                                                                    in its sole discretion.
                                 A $25,000 starting bonus shall be payable on
                                 the date of executive's first regular
                                 paycheck; provided, however, that if executive
                                 voluntarily resigns within six months of
                                 employment, a pro rata portion of such bonus
                                 shall be refunded to the Company.

ANNUAL CASH INCENTIVE            The executive shall be eligible to receive         Any annual cash incentive bonus
                                 annual incentive cash bonuses based on Midland     payable hereunder shall be paid
                                 and individual performance assessed for each       to the executive not later than
                                 fiscal year relative to objectives agreed to in    15 business days following the
                                 advance between the executive and the Board.       delivery of Midland's audited
                                 Executive's bonus target shall be 50% of his       financial statements for the
                                 annual salary.                                     fiscal year with respect to
                                                                                    which such bonus is payable.
BENEFITS                         Benefits as are made available to other

                                 executives of Midland, including participation in Midland's health/medical and insurance programs.

                                 A minimum of three weeks annually or
VACATION                         commensurate with other executive officers.


EXPENSES Reasonable and necessary out-of-pocket expenses incurred in the performance of duties shall be reimbursed by Midland in accordance with its policies.

                                 Annual dues for professional associations and fees for licenses necessary to perform the executive's duties shall be reimbursed or paid by Midland.

STOCK OPTIONS                    Executive shall be granted options to acquire      Subject to the terms and
                                 50,000 shares of common stock, par value $0.01    conditions set forth in the
                                 per share, of MCM Capital Group, Inc. as           stock option agreements,
                                 follows:  (i) options to acquire 25,000 shares     one-third of the stock options
                                 shall be granted effective upon the closing of     shall vest on each of the
                                 MCMC's initial public offering with an exercise    first, second and third
                                 price equal to the price to the public, and (ii)   anniversaries of the respective
                                 options to acquire 25,000 shares shall be          dates of grant.
                                 granted to executive no later than 30 days
                                 following the closing of the initial public
                                 offering with an exercise price equal to the
                                 fair market value. The grant of such options
                                 assumes the merger of MCMC with Midland
                                 Corporation of Kansas and the 4.94 to 1 common
                                 stock split in connection with MCMC's initial
                                 public offering. In the event MCMC does not
                                 consummate its initial public offering prior to
                                 October 31, 1999, then executive shall be
                                 granted options to acquire shares of Midland
                                 Corporation of Kansas in lieu of MCMC options
                                 (with appropriate adjustments to reflect that
                                 the 4.94 to 1 stock split did not occur) with
                                 an exercise price equal to fair market value
                                 (to be determined by the Board in good faith).



RELOCATION SUPPORT

                                                                    Executive will be provided relocation
                                                                    support upon commencement of his employment
                                                                    as set forth in the relocation policy
                                                                    attached hereto. All reimbursement of
                                                                    expenses and other amounts paid pursuant to
                                                                    the relocation policy shall be "grossed up"
                                                                    for income tax purposes.

                                   RELOCATION



RELOCATION ALLOWANCE

         Officer will be provided with a relocation allowance payable in one lump sum (as fully taxed) equal to two months salary at the officer's new salary rate upon commencement of work at his or her new location. The purpose of the relocation allowance is to help defray incidental expenses connected with the move for which reimbursement is not provided. Examples of the types of expenses for which the relocation allowance are provided are:

              - additional return home trips and/or additional travel for the spouse beyond the provisions of the moving policy

              - charges for disconnection, reinstallation and/or alterations of draperies, carpets, television antennas, etc.

              -   telephone installation charges and utility deposits

              -   new automobile license plates and registration fees


HOUSE HUNTING TRIPS

         The officer and spouse/fiancee (excluding children) are authorized three house hunting trips to locate housing in the new location, each trip not to exceed seven days. All reasonable expenses for such trips, including lodging, meals, business class air fare, car rental and car mileage will be reimbursed.


TRANSPORTATION OF HOUSEHOLD GOODS

         The Company will be financially responsible for the packing, shipping, unloading and insurance of all normal household goods and two personal automobiles.


TRAVEL TO NEW LOCATION

         All expenses associated with travelling from the location of the former residence to the new location will be reimbursed for the officer and family (including fiancee), including business class air fare.


TEMPORARY LIVING AT NEW LOCATION

         If it becomes necessary for an officer to occupy temporary living quarters during the course of the relocation, reasonable expenses for the actual cost of lodging shall be reimbursed for a period of up to 90 days or the Company will rent for your use furnished housing for such period.

RESIDENCE SALE

         The Company will pay approved expenses incurred in selling a principal residence at the old location. Such expenses include:

              - broker's commission (normal and customary)
              - escrow fees/seller's attorney's fees
              - recording fees
              - mortgage satisfaction fee
              - mortgage prepayment penalty fee
              - title policy fee
              - documentary tax stamps and state and local sales transfer taxes


MAINTAINING TWO HOMES

         If an officer purchases a new home prior to selling the present home, and therefore incurs duplicate house carrying expenses (subsequent to the provisions of "Temporary Living at New Location" above), the Company will reimburse the officer on a pro rated basis for the mortgage interest only for a maximum of 60 days.


RESIDENCE PURCHASE

         The officer will be reimbursed for the normal closing costs associated with buying a new house. Such costs shall include those items which by local custom are normally paid by the buyer. Typical costs may include escrow fees, attorney's fees, appraisals, recording fees, state transfer taxes and fee (owner's) title insurance.


TENANT RELOCATION

         If the transferee is a tenant rather than a homeowner, the Company will reimburse the transferee for reasonable expenses incurred in connection with early termination or breaking of the transferee's lease.

                                                                         ANNEX B
                                 GENERAL RELEASE
                             AND COVENANT NOT TO SUE


         TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

         R. Brooks Sherman, on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable to the undersigned under that Letter Agreement dated June __, 1999 (the "Employment Agreement") between Executive and Midland Credit Management, Inc. (the "Company"), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively the "Company Group"), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release against any of them, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys' fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations under the Employment Agreement or any rights to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group.

         The Company, on its own behalf and on behalf of its assigns, affiliates, subsidiaries, parents, predecessors and successors, and its past and present shareholders, employees, officers, directors, representatives and agents or any of them, does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges Executive and his heirs, successors and assigns, descendants, dependents, executors and administrators, past and present, and any of his affiliates and each of them (collectively, the "Executive Releasees") from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Company ever had, now has or shall or may have or assert as of the date of this General Release against any of them, based on facts known to any current executive officer of the Company or any subsidiary or other affiliate thereof, including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, agreements, obligations and causes of action arising out of or in any way connected with any transaction, occurrence, act or omission related to Executive's employment by the Company or the termination of that employment; provided, however, that nothing herein shall release the Executive Releasees from any obligations arising out of or related in any way to Executive's obligations under the Employment Agreement or impair the right or ability of the Company to enforce the terms thereof.

         This General Release shall be governed by and construed in accordance with the laws of the State of Arizona, applicable to agreement made and to be performed entirely within such State.

         Each of Executive and the Company acknowledge that they have entered into this General Release knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release.

         IN WITNESS WHEREOF, the parties hereto have caused this General Release to be executed on this ____ day of _____________, 200__.



                                     __________________________________
                                     R. BROOKS SHERMAN


                                     MIDLAND CREDIT MANAGEMENT, INC.



                                     By: ______________________________
                                         Name:
                                         Title: